Contact: Anthony P. Costa                                  FOR IMMEDIATE RELEASE
         Chairman and Chief Executive Officer   Press Release dated July 1, 2008
         (866) 646-0003


                               ES Bancshares, Inc.
         Announces Reduction in Exercise Price and Extension of Term of
                  Common Stock Purchase Warrants and Reduction
                     in Exercise Price of Organizer Warrants

     Newburgh, New York- (July 1, 2008) ES Bancshares, Inc. (the "Company") (OTCBB: ESBS) announced today that effective June 30, 2008, it has modified the terms of its 327,690 outstanding Common Stock Purchase Warrants (the "Common Stock Warrants") (OTCBB: ESBSW) to purchase Company Common Stock. The Board has reduced the exercise price of the Common Stock Warrants from $10.00 to $6.75. As was previously announced, the Board extended the expiration term of such Common Stock Warrants from June 28, 2008 at 5:00 p.m. New York time to October 31, 2008 at 5:00 p.m. New York time.

     The Common Stock Warrants were originally issued in connection with the initial public offering on April 28, 2004. Each purchaser in the offering was provided with a Common Stock Warrant to purchase one share for every five shares purchased. On April 15, 2007 the Board extended the original expiration term of the Company's Common Stock Warrants from June 28, 2007 to June 28, 2008 and reduced the original exercise price of the Company's Common Stock Warrants from $12.50 to $10.00.

     The Company also announced that effective June 30, 2008, it had reduced the exercise price of its 190,000 Organizer Warrants from $10.00 to $6.75 for a period ending on October 31, 2008 after which the exercise price will revert back to $10.00 per share. The Organizer Warrants, which had an original exercise price of $10.00 per share and expiration date of June 28, 2009, were granted to its 19 organizers in connection with the opening of Empire State Bank.

     Anthony P. Costa, Chairman and Chief Executive Officer indicated that "we believe that reducing the exercise price of the Common Stock Warrants and extending the maturity are appropriate given today's adverse market conditions. In addition, the Board of Directors believes that these modifications will increase the value of the Common Stock Warrants, the vast majority of which are held by our stockholders. Finally, the modifications will make it more likely that such Warrants are exercised, thus increasing capital of the Company and facilitating the implementation of our business plan to grow the Company's assets and liabilities."

     Philip Guarnieri, President and Chief Operating Officer commented that "the Board of Directors reduced the exercise price of our Organizer Warrants by $3.25 in recognition of the $5.75 aggregate reduction in the exercise price of the Common Stock Warrants, the continued valuable role played by the organizers in Empire State Bank and the Company's need for additional capital to support its business plan. In this regard, I would note that the Company was advised by several different investment bankers that reducing the exercise price of the warrants would be the least expensive way to raise a modest amount of capital in the current market environment."

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     The Company has engaged  American  Stock  Transfer and Trust Company as its
Exchange Agent to facilitate the exchange of warrant certificates to reflect the new terms. Warrant holders will be receiving instructions shortly on how to effectuate the exchange.

     The Company is the holding company for Empire State Bank, N.A., a full-service, community-oriented commercial bank providing financial services to individuals, families and businesses in and around the Town of Newburgh, the Village of New Paltz and the borough of Staten Island.

     This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause ES Bancshares, Inc.'s actual results to differ from those expected at the time of this release including changes in the market price of our common stock and in stock prices generally, competition, changes in general and local economic conditions, changes in interest rates, our ability to successfully carry out our plan and regulatory concerns. Investors are urged to carefully review and consider the various disclosures in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on ES Bancshares, Inc.'s web site at http://www.esbna.com.